Lincoln Benefit Life Company

Lincoln Benefit Life Variable Annuity Account

Supplement, dated February 26, 2007 to

The LBL Advantage Variable Annuity Prospectus dated May 1, 2004

The Premier Planner Variable Annuity Prospectus dated May 1, 2004

This supplement amends certain disclosures contained in the above-referenced prospectuses for certain variable annuity contracts issued by Lincoln Benefit Life Company.

We have received notice that the Board of Trustees (“Board”) of the Legg Mason Variable Portfolios has approved the reorganization, on or about April 27, 2007 (“Conversion Date”), of the Legg Mason Partners Variable All Cap Portfolio - Class II into the Legg Mason Partners Variable Fundamental Value Portfolio - Class I, which will be added as an investment choice to your contract as of April 27, 2007.

To reflect the change in the underlying Portfolio, we will transfer any Contract Value you have in the Legg Mason Partners Variable All Cap Portfolio - Class II Sub-Account (“All Cap Sub-Account) into the Legg Mason Partners Variable Fundamental Value Portfolio - Class I Sub-Account (“Fundamental Value Sub-Account”). Contract owners will receive a confirmation of the transaction reflecting this change.

Salomon Brothers Asset Management Inc. is the investment advisor for the Legg Mason Partners Variable Fundamental Value Portfolio - Class I. The investment objective for this Portfolio is: Long-term capital growth with current income as a secondary consideration.

If you currently have allocations made to the All Cap Sub-Account through automatic additions, automatic portfolio rebalancing, dollar cost averaging or systematic withdrawal programs, any future allocations will be made to the Fundamental Value Sub-Account as of the Conversion Date.

For additional information on how to transfer to another investment alternative, or how to make a change to your current allocation(s), please contact your financial representative or call our Customer Service Center at 1-800-865-5237.

Please keep this supplement for future reference together with your prospectuses.